Exhibit 4.26

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of July 30, 2024, Microsoft Corporation has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock; (2) our 3.125% Notes due 2028; and (3) our 2.625% Notes due 2033.

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of Washington Business Corporation Act, Title 23B of the Revised Code of Washington, for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 24,000,000,000 shares of common stock, $0.00000625 par value per share (“Common Stock”), and 100,000,000 shares of series preferred stock, $0.01 par value per share (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Common Stock may act by unanimous written consent.

Listing

The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “MSFT.”

Description of the Notes

The following description of our 3.125% Notes due 2028 (the “2028 Notes”) and our 2.625% Notes due 2033 (the “2033 Notes” and, together with the 2028 Notes, the “notes”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of May 18, 2009 (the “Base Indenture”), between Microsoft Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented in the case of the 2028 Notes, by the seventh supplemental indenture, dated as of December 6, 2013, and, as supplemented in the case of the 2033

Notes, by the fifth supplemental indenture dated as of May 1, 2013 (the Base Indenture, as supplemented by the fifth and seventh supplemental indentures, the “indenture”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. The 2028 Notes and the 2033 Notes are each traded on The New York Stock Exchange under the bond trading symbols of “MSFT28” and “MSFT33,” respectively.

We encourage you to read the above referenced indenture, as supplemented, for additional information.

General

The following is a description of certain of the specific terms and conditions of the indenture supplements with respect to each of the notes.

The 2033 Notes were initially issued in an €550,000,000 aggregate principal amount. The 2028 Notes were initially issued in an €1,750,000,000 aggregate principal amount. We are permitted to issue additional notes of each series of notes without the consent of the holders of that series of notes, but we will not issue such additional notes unless they are fungible for U.S. federal income tax purposes with the relevant series of notes offered. As of July 30, 2024 no such additional notes have been issued.

The notes are senior unsecured obligations and rank equally with our other unsecured and unsubordinated debt from time to time outstanding.

The maturity date of the 2028 Notes is December 6, 2028. The maturity date of the 2033 Notes is May 2, 2033.

The notes will be subject to legal defeasance and covenant defeasance as provided under the “Discharge, Defeasance and Covenant Defeasance” section set forth below.

The notes were issued in a form of one or more fully registered global securities, without coupons, in denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof.

The notes are not redeemable at the option of the holder prior to maturity and will not benefit from any sinking fund.

Interest and Principal

The 2028 Notes bear interest from December 6, 2013 at a fixed interest rate of 3.125% per annum. The 2033 Notes bear interest from May 2, 2013 at a fixed interest rate of 2.625% per annum. Interest is paid annually on December 6 for the 2028 Notes and on May 2 for the 2033 Notes, and on the maturity date of each series of notes (the “interest payment date”). We will pay interest on the notes to the persons in whose names the notes are registered at the close of business on the May 1 or December 5 or May 1, as applicable (in each case, whether or not a business day) immediately preceding the related interest payment date. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or the original issue date if no interest has been paid or duly provided for on the notes), to but excluding the next date on which interest is paid or duly provided for. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

We will pay the principal of and interest on each note to the registered holder in euro in immediately available funds; provided that for the 2028 Notes, if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. So long as the notes are in book-entry form, we will make payments of principal and interest through the London paying agent described below.

Interest payable on any interest payment date for a series of notes or the maturity date for that series of notes will be the amount of interest accrued from, and including, the next preceding interest payment date for such notes in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes of that series) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding business day, and we will not be liable for any additional interest as a result of the delay in payment. If a maturity date falls on a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The term “business day” means any day, other than a Saturday or a Sunday, (1) which is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York City or London and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Optional Redemption

At any time prior to September 6, 2028, we will have the right at our option to redeem the 2028 Notes, in whole or in part, at any time or from time to time, on at least 30 days’ but not more than 60 days’ prior notice mailed to the registered address of each holder of the 2028 Notes, at a redemption price, calculated by us, equal to the greater of (1) 100% of the principal amount of the 2028 Notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest on the 2028 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (Actual/Actual (ICMA)) at the applicable Bond Rate plus 20 basis points.

At any time prior to February 2, 2033, we will have the right at our option to redeem the notes, in whole or in part, at any time or from time to time, on at least 30 days’ but not more than 60 days’ prior notice mailed to the registered address of each holder of the notes, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (Actual/Actual (ICMA)) at the applicable Bond Rate plus 12.5 basis points.

At any time on or after September 6, 2028, we will have the right at our option to redeem the 2028 Notes, in whole or in part, on at least 30 days’ but not more than 60 days’ notice, at any time at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed.

At any time on or after February 2, 2033, we will have the right at our option to redeem the 2033 Notes, in whole or in part, on at least 30 days’ but not more than 60 days’ notice, at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

The redemption price for the notes will include, in each case, accrued and unpaid interest on the principal amount of the notes to be redeemed to the redemption date. The redemption price paid for the notes upon any such redemption will be paid in euro.

“Bond Rate” means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the applicable Comparable Government Issue (computed as of the third business day immediately preceding the redemption date), assuming a price for such Comparable Government Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Price for such redemption date.

“Comparable Government Issue” means the euro-denominated security issued by the German government selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes of such series.

“Comparable Price” means, with respect to any redemption date (1) the arithmetic average of the Reference Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Dealer Quotations or (2) if we obtain fewer than four such Reference Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Independent Investment Banker” means an investment bank of international standing appointed by us.

“Reference Dealer” means a broker of, or a market maker in, the Comparable Government Issue selected by the Independent Investment Banker.

“Reference Dealer Quotation” means, with respect to each Reference Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the applicable Comparable Government Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Dealer at 11:00 a.m. (London time) on the third business day preceding such redemption date.

On and after a redemption date, interest will cease to accrue on the notes called for redemption or any portion of any series of the notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with the London paying agent money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed will be selected by the trustee by such method as the trustee will deem fair and appropriate; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

Redemption Upon Tax Event

We may redeem the notes of any series at our option in whole, but not in part, on at least 15 days’ but not more than 60 days’ notice, at a redemption price equal to 100% of their principal amount (plus any accrued interest and additional amounts then payable with respect to the notes of that series), if we determine that (A) as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, which change or amendment is announced and becomes effective after the date of the applicable prospectus supplement, we have become obligated to pay additional amounts as described under “-Payment of Additional Amounts” on any notes of such series or (B) after the date of the applicable prospectus supplement, any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States or any other action, taken by any taxing authority or a court of competent jurisdiction in the United States, whether or not such action was taken or made with respect to us, results in a material probability that we have or will become obligated to pay additional amounts as described under “-Payment of Additional Amounts” on any notes of such series; provided that we determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by use of reasonable measures available to us, not including substitution of the obligor under the notes of such series. Prior to the mailing of any notice of such a redemption, we will deliver to the trustee (1) an officer’s certificate stating that we are entitled to effect such a redemption and setting forth a statement of facts showing that the conditions precedent to the right of our company to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts.

Payment of Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law.

We will pay to the beneficial owner of notes who is a Non-U.S. Person (as defined below) additional amounts as may be necessary so that every net payment of the principal of and premium, if any, and interest on such holder’s note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that beneficial owner by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such holder’s notes to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

(a)
any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments in respect of those notes) between that beneficial owner, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States, including that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a debt security for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;
(b)
any estate, inheritance, gift, sales, transfer, excise, personal property, wealth, interest equalization or similar tax, assessment or other governmental charge;
(c)
any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of that beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;
(d)
any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or premium, if any, or interest on such holder’s notes;
(e)
any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by any other paying agent;
(f)
any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of notes to comply with our request to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the notes (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, Forms W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);
(g)
any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of our company or (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code;

(h)
any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC relating to the taxation of savings, or any law implementing or complying with, or introduced in order to conform to, such Directive;
(i)
with respect to the 2028 Notes, any taxes payable under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or
(j)
any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i);

nor will we pay any additional amounts to any beneficial owner or holder of notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those notes.

As used in the preceding paragraph, “Non-U.S. Person” means any corporation, partnership, individual or fiduciary that is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust or a foreign partnership, one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

Book-Entry and Settlement

Each series of notes was issued in the form of one or more global securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security was deposited with The Bank of New York Mellon, as common depositary (the “Common Depositary”) and registered in the name of the Common Depositary or its nominee.

Beneficial interests in the global securities are represented, and transfers of such beneficial interest was effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as “Euroclear.” Investors may hold notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Beneficial interests in the global securities will be shown on, and transfers of beneficial interests in the global securities are made only through, records maintained by Clearstream or Euroclear and their participants. The London paying agent will wire payments on the notes to the Common Depositary as the holder of the global securities. The trustee, the London paying agent and we will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the global securities for all purposes. Accordingly, the trustee, the London paying agent and we will have no direct responsibility or liability to pay amounts due with respect to the global securities to you or any other beneficial owners in the global securities. Any redemption or other notices with respect to the notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which beneficial interest in the notes are held.

Certificated Notes

Subject to certain conditions, the notes represented by the global securities are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

(1)
the Common Depositary notifies us that it is unwilling or unable to continue as depositary or if the Common Depositary ceases to be eligible under the indenture and we do not appoint a successor depository within 90 days;
(2)
we determine that the notes will no longer be represented by global securities and execute and deliver to the trustee an order to that effect; or
(3)
an event of default with respect to the notes will have occurred and be continuing.

Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the Common Depositary shall direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of the same aggregate denomination to be registered in the name of the Common Depositary or its nominee.

Trustee, Paying Agents and Security Registrar

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture governing the notes. The Bank of New York Mellon Trust Company, N.A. is a national banking association organized under and governed by the laws of the United States of America, and provides trust services and acts as indenture trustee for numerous corporate securities issuances, including for other series of debt securities of which we are the issuer. The Bank of New York Mellon, London Branch, is the paying agent for the notes in London.

Base Indenture Provisions:

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, or lease or convey all or substantially all of our properties and assets to another person; provided that the following conditions are satisfied:

•
we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the indenture and, for each security that by its terms provides for conversion, provide for the right to convert such security in accordance with its terms;
•
immediately after giving effect to such transaction, no default or event of default under the indenture has occurred and is continuing; and
•
if requested, the trustee receives from us, an officers’ certificate and an opinion of counsel that the merger, consolidation or transfer and such supplemental indenture, as the case may be, complies with the applicable provisions of the indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the indenture, the Successor will be substituted for us in the indenture, with the same effect as if it had been an original party to the indenture.

As a result, the Successor may exercise our rights and powers under the indenture, and we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Any substitution of the Successor for us might be deemed for federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

Each of the following events are defined in the indenture as an “event of default” (whatever the reason for such event of default and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series:

(1) default in the payment of any installment of interest on any debt securities of that series for 30 days after becoming due;

(2) default in the payment of principal of or premium, if any, on any debt securities of that series when it becomes due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series;

(4) default in the performance, or breach, of any covenant or agreement of ours in the indenture with respect to the debt securities of that series (other than as referred to in clause (1), (2) or (3) above), which continues for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

(5) we pursuant to or within the meaning of the Bankruptcy Law:

•
commence a voluntary case or proceeding;
•
consent to the entry of an order for relief against us in an involuntary case or proceeding;
•
consent to the appointment of a Custodian of us or for all or substantially all of our property;
•
make a general assignment for the benefit of our creditors;
•
file a petition in bankruptcy or answer or consent seeking reorganization or relief;
•
consent to the filing of such petition or the appointment of or taking possession by a Custodian; or
•
take any comparable action under any foreign laws relating to insolvency;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•
is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;

•
appoints a Custodian of us or for all or substantially all of our property; or
•
orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws);

and the order or decree remains unstayed and in effect for 90 days; or

(7) any other event of default provided with respect to debt securities of that series occurs.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

If an event of default with respect to debt securities of any series (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice to us and the trustee, may, and the trustee at the request of these holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the debt securities of that series, other than the non-payment of the principal or interest which have become due solely by such acceleration, have been cured or waived, as provided in the indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1) an event of default has occurred and is continuing and such holder has given the trustee prior written notice of such continuing event of default with respect to the debt securities of that series;

(2) the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have requested the trustee to institute proceedings in respect of such event of default;

(3) the trustee has been offered indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with such request;

(4) the trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

(5) no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indenture provides that if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, money in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be. We may direct the trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (4) and (7) under “-Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the debt securities of any series, the amount, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

We have elected pursuant to Section 1301 of the indenture, to have both Section 1302 (legal defeasance) and Section 1303 (covenant defeasance) of the indenture apply to the all of the notes.

With respect to the 2028 Notes, “U.S. government obligation” means (I)(x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person (as defined in the indenture) controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of

America, which, in either case (I)(x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. government obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. government obligation which is so specified and held; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of principal or interest evidenced by such depositary receipt or (II)(x) any security which is (i) a direct obligation of the German Government (as defined in the indenture) or (ii) an obligation of a Person (as defined in the indenture) controlled or supervised by and acting as an agency or instrumentality of the German Government (as defined in the indenture) the payment of which is fully and unconditionally guaranteed by the German Government (as defined in the indenture), the central bank of the German Government (as defined in the indenture) or a governmental agency of the German Government (as defined in the indenture), which, in either case (II)(x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (II)(x)(i) or (ii) above or in any specific principal or interest payments due in respect thereof.

With respect to the 2033 Notes, “U.S. government obligation” means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person (as defined in the indenture) controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”)) as custodian with respect to any U.S. government obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. government obligation which is so specified and held; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of principal or interest evidenced by such depositary receipt.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.